LOAN AGREEMENT

     THIS LOAN AGREEMENT made and entered into on this 31st day of July, 1996, by and among


PIONEER BANK, A Kentucky Corporation,
P.O. Box 669
Munfordville, KY  42765                           ("Bank"),

and

FREEDOM FINANCIAL CORPORATION, An Indiana Corporation
2669 Charlestown Road, Suite D
New Albany, IN  47150                             ("Borrower").


                      PRELIMINARY STATEMENTS

     A. The Freedom Financial Corporation, (the "Borrower") desires to obtain from Pioneer Bank (the "Bank") a loan (the "Loan") in the original principal sum of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS AND NO/100 ($1,800,000.00), to be used to refinance an existing line of credit with the Bank, with any remaining proceeds to be used as the Borrower's operating capital.

     B.  The Borrower desires to secure this Loan by pledging
1,000,000 shares of common stock in Florida Gaming Corporation, a Delaware Corporation, copies of said stock certificates attached hereto as Exhibit "A".

     C. The Bank desires to make the Loan to the Borrower and accept such pledge of stock as security upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the Bank and the Borrower hereby agree as follows:

SECTION 1. DEFINITIONS

     As used in this Loan Agreement:

     1.1 "Event of Default" shall mean the occurrence or happening of any of the matters set forth in Section 7 hereof which is not cured within the time period (if any) afforded for curing same.

     1.2 "Loan" shall mean the loan made to the Borrower by the Bank pursuant to Section 2 of this Loan Agreement and as evidenced by the Note.

     1.3  "Loan Documents" shall mean this Loan Agreement, the
Note or Notes, the Stock Pledge Agreement, the Guaranty Agreement and other instruments, documents and agreements related hereto as may be reasonably required by the Bank.

     1.4  "Note" shall mean the promissory note or notes
evidencing the Loan and shall include any renewal, replacement, extension or novation thereof (including any note that alters the
applicable interest rate.)   A copy of the note is attached
hereto as Exhibit "B".

     1.5 "Stock Pledge Agreement" shall mean that certain Stock Pledge Agreement of even date herewith, referred to in Section 3.1, hereof, pursuant to which Borrower has pledged 1,000,000 Florida Gaming Corporation stock and granted to Bank a priority security interest in the Florida Gaming Corporation stock.

     1.6  "Borrower" means Freedom Financial Corporation, an
Indiana Corporation.

     1.7 "Possible Default" shall mean any event, condition, or thing which, with the lapse of any applicable grace period or the giving of notice, or both, would constitute an Event of Default.

     1.8  "Guaranty Agreement" shall mean that certain Guaranty
Agreement of even date herewith, executed by Guarantor W. Bennett
Collett in favor of the Bank.

     1.9 "And/Or" means one or the other, or both, or any one or more or all, of the things, persons or parties in connection with which the conjunction is used.

     1.10  "Commonwealth" means the Commonwealth of Kentucky.

     1.11  "Guarantor" means W. Bennett Collett.

     1.12 "Indebtedness" means the Note and all other indebtedness and/or other obligations of the Borrower to the Bank of any nature whatsoever arising under or pursuant to this Loan Agreement, or any of the other Loan Documents, whether debt, lease, contract or otherwise, whether joint, several, or joint and several, whether represented by a note or other instrument, and whether now existing or hereafter incurred or arising either directly or indirectly by assignment or otherwise or pursuant to a guarantee.

     1.13. "Bank" shall mean Pioneer Bank, a Kentucky corporation, having its principal office and place of business at Munfordville, KY 42765, and its successors, legal representatives, assigns and endorsees.

     1.14 "Person" or "Party" means any individual, sole proprietorship, partnership (both general and limited), joint venture, trust, unincorporated organization, association, corporation, other entity or group, institution, party or government (whether federal, state, county, city, municipal or other) or agency or division thereof.

     1.15  "GAAP" means generally accepted accounting principles.

SECTION 2.  LOAN TERMS.

     Borrower shall repay the Loan pursuant to the Note. The following provisions shall apply to payment of the Note.

     2.1 Installments of Principal and Interest Under the Note. This loan provides a loan in the amount of ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($1,800,000.00) for a term of one year, which term shall expire on the 31st day of July, 1997, if not renewed or extended by the Bank, at the Bank's sole option.

     The Borrower shall use the funds from this loan to refinance the existing line of credit with the Bank and may use any remaining proceeds as its operating capital pursuant to and in accordance with corporate resolutions passed and adopted by its Board of Directors.

     Interest on this Loan of ONE MILLION EIGHT HUNDRED THOUSAND
AND NO/100 ($1,800,000.00), shall be paid to the Bank in quarterly payments. The term of the Loan shall be a one (1) year period, requiring quarterly payments of interest on the outstanding balance of the principal borrowed and one final payment of the outstanding balance of accrued interest and principal borrowed due on the 31st day of July, 1997.

     The amount of the quarterly interest payments shall be as stated in the Note and may change according to the Note terms. This is a variable interest rate Note. The interest rate charged on the outstanding balance is a floating rate of one (1%) percent in excess of the New York prime rate as quoted in the Wall Street Journal. On this date, the interest rate is nine and one-quarter percent (9.25%) per annum. This interest rate may fluctuate on a daily basis. Any increase in the interest rate will result in higher quarterly interest payments.

     Notice by the Bank to the Borrower of any increase, decrease or no change, in the interest rate being charged shall be given prior to a payment of interest being due.

     In addition to the quarterly interest payments, Borrower will also make quarterly principal payments of FIFTY THOUSAND
DOLLARS AND NO/100 ($50,000.00) each to be applied to the outstanding principal balance.

     The Loan may be renewed or extended at the sole discretion of the Bank.

     2.2 Application of Payments. All payments on the Note of any nature whatsoever, whether received by the Bank by direct remittance, set-off, foreclosure or other enforcement of security or otherwise shall be applied first to interest accrued to date of receipt, then against the principal in accordance with the terms of the Note thereof, then to any expenses or charges payable hereunder, finally to the balance -if any- against the principal in accordance with the terms of the Note thereof.

     All payments of principal and accrued interest shall be made in legal tender of the United States of America in immediately available funds at the Bank's principal office on each date specified in the Note and this Loan Agreement.

     2.3 Pre-payment Penalty. There is no prepayment penalty associated with this loan. Borrower can prepay the loan in whole or in part without penalty at any time during the term of the loan.

SECTION 3.  SECURITY FOR LOAN.

     3.1 Security for Loan.   The Loan made hereunder shall be
secured by and entitled to the benefits of all of the following:

     - That certain Stock Pledge Agreement between Borrower and the Bank of even date herewith, delivered contemporaneously with the execution of this Loan Agreement, pursuant to which the Borrower has pledged to the Bank, and has granted to the Bank a first priority security interest in 1,000,000 shares of Florida Gaming Corporation to secure the payment of the Note and the performance of all obligations of the Borrower under this Loan Agreement and the other Loan Instruments.

     - That certain Guaranty Agreement of even date herewith, executed and delivered by W. Bennett Collett, Guarantor, in favor of the Bank; and

     -Such other security and instruments, if any, granted by the Borrower to the Bank, whether of even date herewith or hereafter or hereto before so granted, to secure the payment of the Note and the other
     Indebtedness; and

     -The right of offset as described in Section 8.3 herein.

     3.2. Additional Collateral. In the event the stock price for Florida Gaming Corporation as quoted in the Wall Street Journal at any time is quoted below $5.00 per share then the Bank may do one or more of the following at the Bank's sole option and discretion:

     1.   demand the loan be paid in full immediately;
     2. make a call for additional collateral to secure the loan; or
     3. demand a principal payment to reduce the outstanding principal balance in such an amount that the Bank will be fully secured with the existing collateral, with the Bank determining if it is fully secured, at its sole discretion.

SECTION 4.  CONDITIONS PRECEDENT.

     The Bank's obligation to make the Loan pursuant to this Loan
Agreement shall be conditioned upon the fulfillment of the following conditions prior to the making of the Loan hereunder.

     4.1 Executed Agreements. Simultaneously with the execution and delivery of this Loan Agreement, the Borrower and Guarantor shall duly execute and deliver the other Loan Documents.

     4.2 Fees and Expenses. The Borrower shall pay all fees and expenses associated with the cost of making this Loan by the Bank, including, without limitation, the fees of J. Chester
Porter & Associates, as the Bank's counsel.

     4.3 Corporate Resolutions.  Certified copies of the
Resolutions of the Board of Directors of the Borrower evidencing approval of the execution and delivery of the Loan Documents and the consummation of all transactions contemplated thereby.

     4.4 Certificates of Stock. The certificates evidencing the Florida Gaming Corporation stock duly endorsed to the order of the Borrower, together with a blank stock power executed by the Borrower, delivered to the Bank.

     4.5 Certificate of Incumbency. A certificate of the Secretary of the Borrower certifying the names of the officers of the Borrower authorized to execute and deliver this Loan
Agreement, the Note, the Stock Pledge Agreement and the other
Loan Instruments to which the Borrower is a party, together with the true signatures of the officers so authorized.

     4.6 Officer's Certificates. A certificate of the President and Secretary of the Borrower to the effect that each of the representations and warranties contained in Section 6 hereof is, to the best of their respective knowledge and belief, true and correct as to the date hereof, and that no Event of Default or Potential Default exists as of the date hereof or will begin to exist immediately after the execution and delivery of the Loan Documents.

SECTION 5.  GENERAL COVENANTS AND CONDITIONS.

     5.1 Further Documentation to Assure Liens; Fees and Expenses. Borrower covenants that it shall, at the sole cost and expense of Borrower, do, execute, acknowledge and deliver all and every such further acts, note, notes, guaranty agreements, assignments, notices of assignment, transfers, consents and assurances as the Bank shall from time to time require, which are necessary in the judgment of Bank from time to time to assure, perfect, assign, transfer and confirm unto Bank the property and rights to be transferred or assigned as agreed to in the Loan Documents, or which Borrower may be or may hereafter become bound to convey or assign to Bank or to facilitate the performance of the terms of the Loan Documents, or for filing, registering or recording the Loan Documents.

     5.2 Financial Statements.

     The Borrower has furnished to the Bank a complete financial statement of the Borrower. Borrower further covenants to furnish to the Bank, updated financial statements of the Borrower annually and as reasonably requested by the Bank. Upon written request of the Bank, Borrower will allow Bank the opportunity to review such books, records and accounts of Borrower at Borrower's premises and make copies thereof as Bank shall desire.

     The Guarantor hereby covenants and agrees to furnish to the Bank (a) a personal financial statement on or before the end of each fiscal year of the Borrower, dated within thirty (30) days prior to such fiscal year end and (b) prompt written notice of any condition or event which has resulted or could reasonably be expected to result in a material adverse change in the financial condition or net worth of such Guarantor.

     5.3 Failure to Make Certain Payments. If Borrower shall fail to perform any of the covenants contained in this Loan Agreement or any Loan Document, Bank may make advances to perform the same on its behalf, and all sums so advanced shall be included in the Indebtedness and be secured hereby. Borrower shall repay on demand all sums so advanced by Bank on behalf of Borrower, with interest at the rate set out in Section 2 of this Loan Agreement, payable on demand. The provisions of this Section 5.3 or any action taken by Bank pursuant to the provision of this Section
5.3 shall not prevent any such failure to observe any covenant contained in this Loan Agreement from constituting an Event of Default.

     5.4 Authority of Corporation. Borrower has the power and authority to enter into this Loan Agreement and the Loan Documents and has obtained all consents required of it to do the same. Borrower is not in default of any of the terms of any material agreements to which it is a party or which affect all or any portion of the collateral.

     5.5 Notice. The Borrower shall notify the Bank in writing, within no more than twenty-four (24) hours (and without the benefit of any grace period afforded in any provision of this Loan Agreement, the Note or any other Loan Document), after it learns of any of the following:

     (i) the existence of a set of facts known to the Borrower which constitutes or may constitute an Event of Default under this Loan Agreement;
     (ii) any representation or warranty made herein, or in any other Loan Document, shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading; or
     (iii) the adverse determination in any litigation, arbitration, federal or state regulatory examination or governmental proceedings involving it, including without limitation, an adverse determination rendered by the Internal Revenue Service. Notice of any of the foregoing shall describe the nature of any such litigation, arbitration, regulatory examination or governmental proceeding, what happened with respect thereto and what steps are being taken by it with respect thereto.

5.6 Mergers, Sales, Transfers and Other Disposition of Assets;
Capital Readjustments; Amendments to Charter or Bylaws.  Without
Bank's prior written consent, the Borrower shall not

     (a) be or become a party to any consolidation, reorganization, including, without limitation, those types referred in Section 368 in the Internal Revenue Code, merger or recapitalization;
     (b) Sell all or substantially all of its assets;
     (c) Purchase all or a substantial part of the assets of any other corporation or other business enterprise, other than assets which may be acquired in any foreclosure or similar proceeding involving the enforcement of any lien or security interest granted to the Borrower; and/or
     (d) Effect a split, reverse split, reclassification, reorganization, recapitalization or any other change in its capital structure or amend its Articles of Incorporation or By-Laws.

     5.7. Good Faith Transactions. The Borrower shall not enter into or be a party to any transaction, except in the ordinary course of business and upon fair and reasonable terms which constitute an arms length transaction.

SECTION 6.0 REPRESENTATIONS AND WARRANTIES.

     The Borrower hereby represents and warrants to the Bank as follows, which representations and warranties shall be deemed to be continuing and shall survive the execution of this Loan
Agreement and the making of this Loan:

     6.1 Authority and Enforceability. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery of, or for the enforceability of, this Loan Agreement, the Note, the Stock Pledge Agreement, or any of the other Loan Documents to which the Borrower is a party.

     The Borrower has the full legal right, power and authority to execute and deliver this Loan Agreement, the Note, the Stock Pledge Agreement, or any of the other Loan Documents to which it is a party, and the performance or observance by the Borrower of the provisions thereof do not violate and will not violate any existing provision in the Articles of Incorporation and By-Laws of the Borrower, or any law, regulation, rule, interpretive ruling or order applicable to the Borrower, or otherwise constitute default or violation under any existing contract, indenture, deed, lease, loan agreement, note or other instrument or obligation binding upon the Borrower, with or without the passage of time or the giving of notice or both.

     The officers executing and delivering this Loan Agreement and the other Loan Documents on behalf of the Borrower have been duly authorized to do so, and this Loan Agreement, Note, the Stock Pledge Agreement and the other Loan Documents to which the Borrower is a party are valid, legal and binding obligations of the Borrower and are enforceable in accordance with their respective terms.

     The Stock Pledge Agreement along with all action required to perfect the Bank's security interest in and to the Florida Gaming Corporation stock, creates and constitutes a valid and perfected first priority security interest in and to the Florida Gaming Corporation stock, enforceable against all third parties.

     6.2 Financial Statements. The financial statements and other documents previously furnished to the Bank on behalf of the Borrower and Guarantor are true and complete and are not misleading. All financial statements so furnished to the Bank have been prepared in accordance with GAAP and fairly and accurately present the respective financial conditions of the Borrower and the Guarantor, as of their respective dates. There have been no material adverse changes in any of their respective financial conditions subsequent to the date of which their respective financial statements were furnished to the Bank.

     6.3 Existence and Licenses. The Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of Indiana.

     The Borrower has all licenses and permits necessary or appropriate for its business. The Borrower has all requisite power and authority to own its assets and carry on its businesses as presently being conducted.

     6.4 Ligation and Taxes. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of the Borrower, threatened, nor does the Borrower have knowledge of a basis for any claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the Borrower, or any officer or director of the Borrower, or any of their businesses, prospects, conditions (financial or otherwise), or assets which (a) would prevent the performance of this Loan Agreement or any of the transactions contemplated thereby or declare the same unlawful or cause the rescission thereof, or (b) which would likely materially and adversely affect or impair the business, assets or financial condition or earnings of the Borrower.

     There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report concerning the Borrower as a result of examination by any regulatory authority. The Borrower is not in default in the payment of any tax or in any assessment threatened in respect thereof to the best knowledge, information ,and belief of the Borrower, other than the assessment of ad valorem property taxes not yet due and payable. The Borrower has timely filed all federal, state and local tax returns and have paid all taxes required to be paid herewith.

     The Borrower has withheld and timely paid to the appropriate governmental entity proper and accurate amounts from its employees for all periods in material compliance with all tax withholding provisions including, without limitation, income, social security and employment tax for all forms of compensation of applicable federal, state, foreign and local laws.

     6.5 Default. No potential default or event of default exists under this Loan Agreement nor will any such Potential
Default or Event of Default begin to exist immediately after the execution and delivery of the Loan Documents.

     6.6 No Misleading Statements. Neither the Loan Documents nor the financial statements referred to in Section 5.2, nor any other document, certificate, or statement referred to herein or furnished to the Bank by or on behalf of the Borrower in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 7.0 EVENTS OF DEFAULT.

     Each of the following shall constitute an "Event of Default":

     7.1 Payments. The failure of any installment of principal or interest on the Note to be paid in full when due and payable and shall remain unpaid for a period of ten (10) days, after written notice of such default has been given to the Borrower.

     7.2 Covenants and Agreements. If Borrower shall violate, fail or omit to perform or observe any term, condition, agreement, provision or covenant contained or referred to in this Loan Agreement, the Stock Pledge Agreements or any other Loan Documents, and such failure or omission shall not have been fully corrected to the complete satisfaction of the Bank within thirty
(30) days after the Bank has given written notice thereof to the Borrower.

     7.3 Default under Guaranty. If the Guarantor shall attempt to terminate, rescind or otherwise deny his liability under the Guaranty.

     7.4 Failure to Pay or Perform Other Obligations. The failure of the Borrower to pay or perform any other obligation it may have or be subject to with any other party within thirty (30) days after the respective due date or performance date thereof and the effect of such default in payment or performance is the imposition of any lien on any assets of the Borrower and/or the acceleration of the maturity date of any indebtedness of the Borrower.

     7.5 Accuracy of Statements. If any representation or warranty or other statement of fact contained in any of the Loan Documents or in any writing, certificate, report or statement at any time furnished to the Bank pursuant to or in connection with this Loan Agreement or otherwise shall be false or misleading in any material respect or shall omit a material fact, whether or not made with knowledge of same.

     7.6 Judgments and Liens. If a final judgment or judgments for the payment of money in excess of the sum of Fifty Thousand Dollars ($50,000.00) in the aggregate shall be rendered against the Borrower and such judgment or judgments shall remain unsatisfied and in effect and shall not have been discharged within sixty (60) (60) consecutive days after the entry of such judgment or judgments unless execution thereof shall have been stayed pending appeal, or if so stayed, then ten (10) days after the expiration of such stay.

     7.7 Solvency. If the Borrower shall (a) make a general assignment for the benefit of its creditors, (b) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of his or her assets, (c) be adjudicated bankrupt or insolvent, (d) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief for debtors, (e) admit (by answer, default or otherwise) the material allegations of any petition filed against him or her in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief for debtors, or (f) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, which assumes control of the affairs of the Borrower, or approve a petition seeking reorganization of the Borrower or any other judicial modification of the rights of the Borrower's respective creditors, or appoints a receiver, trustee or liquidator for the Borrower for all or a substantial part any of their business or assets.

     7.11 Insecurity. If the Bank shall, in the exercise of good faith, deem itself to be insecure with respect to the Borrowers, ability or intention (a) to make fully and timely payment of each and every installment of principal of and/or interest on the Note or (b) to perform and observe and /or each of the agreements, obligations, covenants, conditions, representations, or warranties made or to be performed or observed by the Borrower under this Loan Agreement, the Note, the Stock Pledge Agreement and the other Loan Documents, and the event or action giving rise to the insecurity on the part of the Bank is not cured to the satisfaction of the Bank within ten (10) days after written notice thereof has been given to the Borrower.

     The parties specifically acknowledge and agree that the Bank has the right, power and authority to declare itself insecure in the event the stock price for Florida Gaming Corporation as quoted in the Wall Street Journal at any time is quoted below $5.00 per share.

SECTION 8.0  REMEDIES UPON DEFAULT

     If any Event of Default shall have occurred, then, and in any such case, any or all of the following remedies may be availed of, at the Bank's sole option, to wit:

     8.1 Unpaid Balance Due. If any Event of Default shall occur, the Bank, in its sole and absolute discretion, without further notice to the Borrower and without obligation on the part of the Bank, may declare all or any part of the Note to be, whereupon the same shall be, immediately due and payable in full to the Bank, without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

     8.2 Rights Under Security Instruments. If any Event of Default shall occur the Bank shall also have all rights and remedies granted it under the Stock Pledge Agreement and any other Loan Document now or hereafter securing or intended to secure the payment of the Note and the other Indebtedness.

     8.3 Offsets. If any Event of Default shall occur and be continuing, the Bank shall have the right to set off against, and to appropriate and apply toward the payment of, the indebtedness then owed by Borrower to the Bank, as evidenced by the Note, whether or not such indebtedness shall be due and payable and whether or not the Bank has declared the Note to be in default and immediately due, any and all deposit balances and other sums and indebtedness then held or owed by the Bank to or for the credit or account of the Borrower and in all of which the Borrower hereby grants the Bank a security interest to secure the Note, all without notice to or demand upon the Borrower or any other person, all such notices and demands being hereby expressly waived.

     8.4 Remedies Not Exclusive. No remedy conferred upon or reserved to Bank by this Loan Agreement is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or in any other Loan Document or now or hereafter existing at law or in equity. Any delay or omission of Bank to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Loan Agreement or in any other Loan Document may be exercised from time to time as often as may be deemed expedient by Bank. If Bank accepts any moneys required to be paid by Borrower under this Loan Agreement after the same becomes due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by the Loan Documents or to declare an Event of Default with regard to subsequent defaults. If Bank accepts any moneys required to be paid by Borrower under this Loan Agreement in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of Borrower to pay the entire sum then due, and Borrower's failure to pay the entire sum then due shall be and continue to be an Event of Default notwithstanding acceptance of amount on account.

     8.5 Fees and Expenses.   If any Event of Default shall occur
under this Loan Agreement or under any other Loan Document, including the Note, the Borrower shall pay to the Bank, to the extent allowable by applicable law, such amounts as shall be sufficient to reimburse the Bank fully for all of its costs and expenses incurred in enforcing its rights and remedies under the Loan Documents, including without limitation the Bank's reasonable attorney's fees and court costs. Such amounts shall be deemed evidenced by the Note and secured by the Loan Documents.

SECTION 9.0  NOTICES

     9.1 Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party named herein shall be in writing and (except for written confirmation of telephonic instructions, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Loan Agreement on the day that such writing is personally delivered or two (2) business days after mailing to the intended recipient thereof in accordance with the provisions of this Section 9.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties named herein at their respective addresses indicated above.

SECTION 10.  MISCELLANEOUS PROVISIONS.

     10.1 Severability. In the event any one or more of the provisions contained in this Loan Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Bank, not affect any other provision of this Loan Agreement, but this Loan Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein. The invalidity of any provision of this Loan Agreement in any one jurisdiction shall not affect or impair in any manner the validity of such provision in any other jurisdiction.

     10.2 Covenants to Bind Successors and Assigns. All of the grants, covenants, terms, provisions and conditions in this Loan
Agreement shall apply to, bind and inure to the benefit of, the successors and assigns of Borrower.

     10.3 Captions; Gender and Number; Successors or Assigns. The captions and section headings of this Loan Agreement are for convenience only and are not to be used to interpret or define the provision hereof. All terms contained herein shall be construed, whenever the context of this Loan Agreement so requires, so that the singular shall be construed as the plural and so that the masculine shall be construed as the feminine.

     10.4 Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the respective Loan Documents. All agreements between Borrower and Bank, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Borrower for the use, forbearance or detention of the money to be loaned under any of the Loan Documents, or for the payment or performance of any covenant or obligation contained herein, or in any Loan Document exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof or of any Loan Document, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances Borrower shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of any Notes and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Borrower.

     10.5 Indemnification; Reimbursement. Borrower shall reimburse Bank, upon demand, for all reasonable costs and expenses incurred by Bank in connection with the administration and enforcement of this Loan Agreement, and shall indemnify and hold harmless Bank, upon demand, from and against any and all losses, liability (including liabilities for penalties), actions, suits, proceedings, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and the allocated costs of staff counsel) incurred by Bank hereunder or in connection herewith, unless a court of competent jurisdiction shall determine such liability is properly due to the willful misconduct, gross negligence or bad faith of Bank. In the event Borrower shall fail to perform any act or thing which it has covenanted to do hereunder or any warranty on the part of Borrower contained herein shall be breached, Bank may (but shall not be under obligation to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by Bank shall be repayable to it by Borrower upon demand therefor, with interest at the rate set out in Section 2 of this Loan Agreement, and shall be added to the Indebtedness and be payable on demand. If any action or proceeding is commenced to which action or proceeding Bank is made a party or in which it becomes necessary to defend or uphold the security of the Stock Pledge Agreement, Borrower shall, on demand, reimburse Bank for all reasonable expenses (including, without limitation, reasonable attorneys' fees) incurred by Bank in any such action or proceeding.

     10.6 Choice of Law. It is agreed between Borrower and Bank that the Loan evidenced by the Note or Notes and which are secured by the Mortgage was negotiated in the Commonwealth of Kentucky and that the laws of the Commonwealth of Kentucky shall govern the construction and interpretation of the Loan Documents and the rights and duties of the parties hereunder.

     10.7 No Merger. The rights and estate created by this Loan Agreement shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by Bank, unless Bank shall have consented to such merger in writing.

     10.8 Changes in Writing. This Loan Agreement may not be modified, amended, discharged or waived in whole or in part except by an instrument in writing or signed by (i) Borrower, to the extent any modification, amendment, discharge or waiver is sought to be enforced against Borrower, and (ii) Bank, to the extent any modification, amendment, discharge or waiver is sought to be enforced against Bank.

     10.9 Waiver of Rights. Borrower acknowledged that Borrower has read this Loan Agreement and any and all questions regarding the legal effect of this Loan Agreement and its provisions have been explained fully to Borrower and Borrower has consulted with Counsel of Borrower's choice.

     10.10 Time is of the Essence. Time shall be of the essence in the performance of all of the Borrower's obligations under the Loan Documents and other instruments related hereto.

     10.11 Binding Effect. The provisions of this Loan Agreement shall bind and benefit the Borrower and the Bank and their respective successors, heirs, personal representatives and assigns, including each subsequent holder, if any, of the Note.

     10.12 Complete Agreement. This Loan Agreement and the other instruments referred to herein contain the entire agreement of the parties pertaining to its subject matter and supersede all prior written and oral agreements pertaining hereto.

     10.13 Assignments. The Borrower may not assign its rights under this Loan Agreement to any other party without the express written permission of the Bank.

     10.14 No Agency. Bank is not the agent or representative of Borrower and Borrower is not the agent or representative of Bank, and nothing in this Loan Agreement shall be construed to make Bank liable to anyone for goods delivered or services performed upon the property or for debts or claims accruing against Borrower. Nothing herein shall be deemed to create a contractual relationship between the Bank and anyone supplying labor or materials to the property. Bank's obligations are not for the benefit of or enforceable by any successor or assignee of Borrower.

     10.15 No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between the Bank and Borrower.

     10.17 Conflict with Other Loan Documents. In the event of any conflict between the terms of other Loan Documents and this Loan Agreement, the terms of the Loan Agreement shall control and govern in all respects. Whenever possible, the provisions of this Loan Agreement shall be deemed supplemental to and not in derogation of the other Loan Documents.

     10.18 Survival of Covenants, Agreements, Warranties and Representations. All covenants, warranties, agreements, and representations made by the Borrower herein shall survive the making of the Loan and the execution and delivery of this Loan Agreement, the Note, the Stock Pledge Agreement and the other Loan Documents, and shall be deemed to be continuing covenants, agreements, representations, and warranties at all times while any portion of the Note remains unpaid.

     10.19 Waivers. No waiver or consent granted by the Bank in respect to this Loan Agreement, the Note, the Stock Pledge Agreement or any other Loan Document shall be binding upon the Bank unless specifically granted in writing by a duly authorized officer of the Bank, which writing shall be strictly construed.

     IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first set forth above.


                              PIONEER BANK


DATE:    7/31/96                   BY:      /s/ Kenneth Kidd
                                   KENNETH KIDD, VICE-PRESIDENT


                              FREEDOM FINANCIAL CORPORATION


DATE:     7/31/96                  BY:  /s/ W. Bennett Collett
                                   W. BENNETT COLLETT, CEO


This instrument prepared by:



     /s/ Linda Bouvette
LINDA S. BOUVETTE, ESQ.
P.O. Box 509
Taylorsville, KY  40071
502-477-6412